EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated December 30, 2014, on the financial statements of En Pointe Technologies Sales, Inc. as of and for the years ended September 30, 2014, 2013 and 2012 in this Current Report on Form 8-K/A of PCM, Inc. (Commission File No. 000-25790) and to its incorporation by reference in the Registration Statements on Form S-8 (No. 333-00848, No. 333-76851, No. 333-79337, No. 333-82257, No. 333-38860, No. 333-66068, No. 333-105620, No. 333-120708, No. 333-133003, No. 333-141237, No. 333-149763, No. 333-158002, No. 333-165512, No. 333-173093, No. 333-180238 and No. 333-183241) of PCM, Inc.

/s/ Rose, Snyder & Jacobs LLP
Encino, California
June 16, 2015